EXHIBIT 99.C(1)

                            INVESTMENT AGREEMENT

      This Investment Agreement (the "Agreement") is entered into as of this 26th day of March, 1998, by and among Intelligent Controls, Inc., a Maine corporation (the "Company"), Ampersand Specialty Materials and Chemicals III Limited Partnership, a Delaware limited partnership ("ASMC-III Fund"), Ampersand Specialty Materials and Chemicals III Companion Fund Limited Partnership, a Delaware limited partnership ("ASMC-III Companion Fund"), and, for purposes of Article IX only, Roger E. Brooks, an individual ("Brooks"). ASMC-III Fund and ASMC-III Companion Fund are each herein referred to as an "Investor" and collectively as the "Investors".

                                Introduction
                                ------------

      A. The Investors propose to purchase from the Company in accordance with the terms and conditions hereof an aggregate of 1,538,462 newly issued shares (the "Shares") of the Company's common stock, no par value (the "Common Stock"), at a price per share of $3.25.

      B. The Company proposes to make a tender offer (the "Tender Offer") to purchase any and all up to a maximum of 615,385 shares (the "Tender Offer Shares") of the Common Stock at a price per share of Common Stock of $3.25 net to the seller in cash.

      C. The Board of Directors of the Company has authorized the issue and sale of the Shares to the Investors on the terms and conditions contained herein and recommended that the stockholders of the Company approve such issue and sale.

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                  ARTICLE I
                                 DEFINITIONS

      Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings set forth below:

      Acquisition Proposal shall mean a bona fide written proposal from any Person other than an Investor or an Affiliate thereof relating to the acquisition, sale or merger of the Company, any sale of all or substantially all of the Company's assets, any offering or distribution of the Company's capital stock or any reorganization or recapitalization of the Company.

      Affiliate shall have the meaning ascribed to it in Rule 405 under the 1933 Act.

      Agreement shall have the meaning set forth in the Preamble to this Agreement.

      Benefit Plans shall have the meaning set forth in Section 3.19(a) of this Agreement.

      Brooks shall have the meaning set forth in the Preamble to this Agreement.

      Claims shall have the meaning set forth in Section 9.08 of this Agreement.

      Closing shall have the meaning set forth in Section 2.03 of this Agreement.

      Closing Date shall have the meaning set forth in Section 2.03 of this Agreement.

      Code shall have the meaning set forth in Section 3.19(a) of the Agreement.

      Common Stock shall have the meaning set forth in subparagraph A of the Introduction to this Agreement.

      Company shall have the meaning set forth in the Preamble to this Agreement.

      Company Filings shall have the meaning set forth in Section 3.08(a) of this Agreement.

      Company Offer Documents shall mean the Issuer Tender Offer Statement on Schedule 13E-4 with respect to the Tender Offer filed by the Company with the SEC and the form of transmittal letter contained therein and any and all supplements or amendments thereto.

      Company Proxy Statement shall have the meaning set forth in Section 3.08(a) of this Agreement.

      Disclosure Documents shall have the meaning set forth in Section 3.07 of this Agreement.

      Disclosure Schedule shall have the meaning set forth in the Preamble to Article III of this Agreement.

      Employment Agreement shall have the meaning set forth in Section 7.01(h) of this Agreement.

      ERISA shall have the meaning set forth in Section 3.19(a) of this Agreement.

      Hazardous Substance shall have the meaning set forth in Section 3.21 of this Agreement.

      Investor and Investors shall have the meanings set forth in the Preamble to this Agreement.

      Intellectual Property shall have the meaning set forth in Section 3.17 of this Agreement.

      Knight Amount shall have the meaning set forth in Section 13.12 of this Agreement.

      knowledge shall mean all facts and matters which are known or which reasonably should be known through reasonable investigation by Alan Lukas and the other directors and executive officers of the Company.

      Material Adverse Effect shall mean any material and adverse change in the business, assets, operations or prospects of the Company and its subsidiaries, taken as a whole.

      1934 Act shall have the meaning set forth in Section 3.07 of this Agreement.

      1933 Act shall have the meaning set forth in Section 3.07 of this Agreement.

      Notice of Acceptance shall have the meaning set forth in Section 8.02 of this Agreement.

      Offer shall have the meaning set forth in Section 8.01 of this Agreement.

      Offered Securities shall have the meaning set forth in Section 8.01 of this Agreement.

      Person shall mean an individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization or governmental entity (or any department, agency or political subdivision thereof).

      Proportionate Percentage shall mean with respect to an Investor a fraction of which (a) the numerator is the number of shares of Common Stock held by such Investor and (b) the denominator is the aggregate number of shares of Common Stock held by all Investors.

      Purchase Price shall have the meaning set forth in Section 2.01 of this Agreement.

      Real Property shall have the meaning set forth in Section 3.13 of this Agreement.

      Redemption Price shall have the meaning set forth in Section 5.11(a) of this Agreement.

      Registrable Securities shall mean all shares of capital stock of the Company held by the Investors and Brooks, including without limitation any other shares of capital stock of the Company acquired (or which may be acquired upon the exercise or conversion of securities for or into shares of capital stock) by the Investors or Brooks pursuant to any right of first offer, right of first refusal or otherwise, and any other shares of capital stock of the Company issued in respect of any of such securities (as a result of stock splits, stock dividends, reclassifications, recapitalizations or other events).

      Request shall have the meaning set forth in Section 5.11(a) of this Agreement.

      Repurchase Date shall have the meaning set forth in Section 5.11(b) of this Agreement.

      SEC shall mean the United States Securities and Exchange Commission.

      Service shall have the meaning set forth in Section 3.19(b) of this Agreement.

      Shares shall have the meaning set forth in subparagraph A of the Introduction to this Agreement.

      Stockholder Meeting shall have the meaning set forth in Section 5.07 of this Agreement.

      Stockholders Agreement shall have the meaning set forth in Section 7.01(j) of this Agreement.

      Tender Offer shall have the meaning set forth in subparagraph B of the Introduction to this Agreement.

      Tender Offer Shares shall have the meaning set forth in subparagraph B of the Introduction to this Agreement.

      Third Party Claim shall have the meaning set forth in Section 11.04(a) of this Agreement.


                                 ARTICLE II
                               THE INVESTMENT

      Section 2.01. Sale and Purchase of Shares. Subject to the terms and conditions hereof, and in reliance on the representations and warranties contained herein, the Company shall issue and sell to each Investor, and each Investor shall purchase from the Company, the number of Shares set forth opposite the name of such Investor on Schedule 1 hereto, at a purchase price of $3.25 per share (the "Purchase Price").

      Section 2.02. Payment. The Investors shall pay the Purchase Price for the Shares in full at the Closing by wire transfer of immediately available funds to an account designated in writing by the Company.

      Section 2.03. The Closing. The purchase and sale of the Shares shall take place at a closing (the "Closing") to be held at the offices of Choate, Hall & Stewart, 53 State Street, Exchange Place, Boston, Massachusetts at 10:00 a.m. local time on May 1, 1998 (the "Closing Date"), or at such other place and time or on such other date as the parties may mutually agree.

      Section 2.04. Deliveries by the Company. At the Closing, and upon satisfaction or waiver of the conditions set forth in Section 7.02, the Company will deliver or cause to be delivered to the Investors the instruments, consents, opinions, certificates and other documents required by Section 7.01.

      Section 2.05. Deliveries by the Investor. At the Closing, and upon satisfaction or waiver of the conditions set forth in Section 7.01, the Investors will deliver or cause to be delivered to the Company the instruments, opinions, certificates and other documents required by Section 7.02.


                                 ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to the Investors that the statements contained in this Article III are correct and complete as of the date hereof and will be correct and complete as of the Closing Date, except as set forth in the Disclosure Schedule accompanying this Agreement (the "Disclosure Schedule"). The items contained in the Disclosure Schedule shall be arranged in sections corresponding to the numbered sections contained in this Article III.

      Section 3.01. Organization and Authority. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has all necessary corporate and other power and authority to conduct its business and own its properties as now conducted and as proposed to be conducted. The Company and each of its subsidiaries is licensed or qualified to do business as a foreign corporation in each jurisdiction in which the nature of its business or the ownership of its properties makes such licensing or qualification necessary and where the failure to so qualify would have a Material Adverse Effect.

      Section 3.02. Authorization and Enforceability. Subject only to the receipt of stockholder approval, the Company has taken all required corporate and other action necessary to authorize and permit it to execute and deliver this Agreement and the other documents, instruments and agreements contemplated hereby and to issue and sell the Shares as provided in Article II. This Agreement is, and each of the other documents, instruments and agreements of the Company contemplated hereby will be, the valid and binding obligation of the Company, enforceable in accordance with their respective terms.

      Section 3.03. No Conflicts. The execution, delivery and performance of this Agreement and the other documents, instruments and agreements contemplated hereby by the Company will not result in any violation of, be in conflict with or constitute a default under, any law, statute, regulation, ordinance, contract, agreement, instrument, judgment, decree or order to which the Company is a party or by which the Company is bound. The Company is not a party to or bound by any contract, indenture, agreement, order, law, rule or regulation which restricts in any material respect its ability to perform its obligations under this Agreement.

      Section 3.04. Subsidiaries. Except as set forth in Section 3.04 of the Disclosure Schedule, the Company has no subsidiaries or, directly or indirectly, owns or has the right to acquire any equity interest in any corporation, joint venture, partnership or other entity. All of the outstanding shares of capital stock of each subsidiary of the Company are owned beneficially and of record by the Company, free and clear of all liens, encumbrances, security interests and other restrictions. All of the outstanding shares of capital stock of each subsidiary of the Company have been validly issued and are fully paid and nonassessable. Except as disclosed in the Disclosure Documents (as defined in Section 3.07), the Company has no investment in, loan to or material advance of cash or other extension of credit to any entity or individual.

      Section 3.05. Capital Stock. The authorized capital stock of the Company consists of 5,000,000 shares of Common Stock, of which 3,296,375 shares are issued and outstanding. The Company has outstanding options to acquire 589,208 shares of Common Stock, the holders of which are set forth on Section 3.05 of the Disclosure Schedule. The Disclosure Documents contain a correct list of each Person who, to the Company's knowledge, owns beneficially more than five percent of the issued and outstanding Common Stock. Except as set forth in Section 3.05 of the Disclosure Schedule, there are no outstanding options, warrants or agreements for the purchase from, or sale or issuance by, the Company of any of its capital stock or securities convertible into or exchangeable for its capital stock. All of the outstanding shares of Common Stock are, and the Shares to be issued by the Company will be, validly issued and outstanding, fully paid and nonassessable, and not subject to preemptive rights on the part of the holders of any class of securities of the Company. At the Closing, the Investors will acquire good and marketable title to the Shares, free and clear of all liens, encumbrances, liens, security interests and other restrictions.

      Section 3.06. Compliance with Law. The Company and each of its subsidiaries is in compliance in all material respects with all foreign, federal, state and local statutes, laws, ordinances, judgments, decrees, orders or governmental rules, regulations, policies and guidelines applicable to it. The Company has not received any notice from any governmental or regulatory authority or otherwise of any alleged violation or noncompliance.

      Section 3.07. SEC Filings. The Company has delivered to the Investors true and correct copies of (a) the Company's annual reports on Form 10-KSB for the fiscal years ended December 31, 1996 and 1995, (b) the Company's quarterly reports on Form 10 QSB for the fiscal quarters ended March 31, 1997, June 30, 1997 and September 30, 1997, (c) its proxy or information statements relating to meetings of, or actions taken by written consent of, the stockholders of the Company since June 1, 1995, and (d) any other documents filed by the Company pursuant to the Securities Exchange Act of 1934, as amended (the "1934 Act"), since December 31, 1995 (each of the foregoing collectively referred to as the "Disclosure Documents"). As of their respective dates, the Disclosure Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "1933 Act"), or the 1934 Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Disclosure Documents, and none of the Disclosure Documents contained any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each registration statement, as amended or supplemented, filed by the Company pursuant to the 1933 Act, as of the date such statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

      Section 3.08.  Disclosure Documents.

      (a) Each document required to be filed by the Company with the SEC in connection with the transactions contemplated by this Agreement (the "Company Filings"), including without limitation the Company Offer Documents and the proxy or information statement of the Company (the "Company Proxy Statement") to be filed with the SEC in connection with the Stockholder Meeting (as defined in Section 5.07), when filed, will comply as to form with the applicable requirements of the 1934 Act.

      (b) At the time the Company Proxy Statement, or any amendment or supplement thereto, is first mailed to stockholders of the Company and at the time such stockholders vote on the approval of the transactions contemplated by this Agreement, the Company Proxy Statement, as supplemented or amended, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. At the time of the filing of any Company Filings other than the Company Proxy Statement, at the time of any distribution thereof and at the time of consummation of the Tender Offer, such Company Filings will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.08 will not apply to statements or omissions included in the Company Filings based upon information furnished to the Company in writing by the Investor specifically for use therein.

      Section 3.09. Financial Statements. The financial statements contained in the Disclosure Documents have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby (except as indicated in the notes thereto and subject, in the case of the unaudited financial statements, to year-end and audit adjustments). The balance sheets contained in the Disclosure Documents fairly present the financial position of the Company as at the respective dates indicated, and in each case reflect all material liabilities, contingent or otherwise, at such dates, required by generally accepted accounting principles to be reflected therein. The statements of operations, changes in stockholders' equity and cash flows contained in the Disclosure Documents fairly present the results of operations and the changes in financial position and cash flows of the Company for the respective periods indicated. All unaudited financial statements contained in the Disclosure Documents are subject to year end and audit adjustments and do not contain all footnotes required by generally accepted accounting principles. The other financial and statistical data set forth in the Disclosure Documents is true and correct in all material respects and was prepared on a basis consistent with the financial statements presented in the Disclosure Documents and the Company's books and records.

      Section 3.10. Material Adverse Change. Since September 30, 1997: (a) there has been no change in the assets, liabilities or financial condition of the Company or its subsidiaries from that set forth in the Disclosure Documents, except for changes expressly contemplated by the Disclosure Documents and for changes in the ordinary course of business which have not been, either individually or in the aggregate, materially adverse to the Company, its business or financial condition; and (b) no event or condition has occurred which has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

      Section 3.11. Tax Returns and Payments. Except as set forth in the Disclosure Documents, the Company has filed all tax returns required by law to be filed and has paid all taxes, assessments and other governmental charges levied upon any of its properties, assets, income, franchises or sales, other than those not yet delinquent and those, not substantial in aggregate amount, being contested in good faith and by appropriate proceedings. Except as set forth in the Disclosure Documents, the charges, accruals and reserves in the financial statements of the Company in respect of taxes for all fiscal periods are adequate, and there are no unpaid assessments for additional taxes for any fiscal period nor, except as described in the Disclosure Documents, any basis therefor.

      Section 3.12. Litigation. Except as set forth in Section 3.12 of the Disclosure Schedule, there are no suits, proceedings or investigations pending or, to the Company's knowledge, threatened against or affecting the Company or any of its subsidiaries, or, to the knowledge of the Company, any of the directors or officers of the Company or any of its subsidiaries, which could have a Material Adverse Effect or limit the ability of any such director or officer to participate in the affairs of the Company, or with respect to the transactions contemplated by this Agreement, and the Company knows of no basis for any such suit, proceeding or investigation.

      Section 3.13. Real Property. The Company has good and marketable title to or a valid leasehold interest in all real property necessary for the conduct of its business as now conducted or proposed to be conducted (the "Real Property"). To the Company's knowledge, all of the Real Property is in compliance in all material respects with all building, zoning, subdivision, health, safety and other applicable federal, state and local laws and regulations. The Company enjoys peaceful and quiet possession of the Real Property, is not in material default under any leasehold and the Company has not been informed that the lessor under any of such leases has taken action or threatened to terminate the lease before the expiration date specified in the lease.

      Section 3.14. Personal Property. The Company has good and marketable title to or a valid leasehold or license interest in each material item of personal property necessary for the conduct of its business as now conducted and as proposed to be conducted (including good and marketable title to all material assets reflected on the balance sheets in the Disclosure Documents, other than immaterial assets disposed of since the date of such balance sheets in the ordinary course of business), free and clear of any security interests or encumbrances of every kind, nature and description, except as set forth in Section 3.14 of the Disclosure Schedule. All material operating assets of the Company are in good operating condition and repair, normal wear and tear excepted.

      Section 3.15. Licenses and Permits. The Company and each of its subsidiaries has all necessary franchises, permits, licenses and similar authorizations from all federal, state and local agencies and authorities with jurisdiction over the business or affairs of the Company or its subsidiaries and all other rights necessary to conduct its businesses and own its properties as currently conducted and as proposed to be conducted, free from unusually burdensome restrictions.

      Section 3.16.  Government Approvals.  Except as set forth in Section
3.16 of the Disclosure Schedule, the Company is not required to obtain any order, consent, approval or authorization of, or make any declaration or filing with, any governmental authority in connection with the execution, delivery and performance of this Agreement, or the offer, issue, sale and delivery of the Shares pursuant hereto.

      Section 3.17. Intellectual Property. The Company owns or possesses all patents, trademarks, service marks, trade names, copyrights, franchises, licenses, and all royalty agreements and other rights with respect to the foregoing (collectively, with any registrations and applications relating thereto, the "Intellectual Property") necessary for the conduct of its business as now conducted and as proposed to be conducted. The Company holds all interests in the Intellectual Property purported to be owned by it. Except as set forth in Schedule 3.17 of the Disclosure Schedule, to the knowledge of the Company, it has not violated or infringed any Intellectual Property owned by any other person or entity, and no claim has been made asserting the invalidity, unenforceability or misuse of any of the Intellectual Property of the Company. To the knowledge of the Company, no person or entity is violating or infringing any Intellectual Property of the Company.

      Section 3.18. Brokers. Except as set forth in Section 3.18 of the Disclosure Schedule, the Company has not dealt with any broker, finder, commission agent or other similar person in connection with the offer or sale of the Shares and the transactions contemplated by this Agreement, and the Company is under no obligation to pay any broker's fee, finder's fee, or commission in connection with such transactions.

      Section 3.19.  ERISA.

      (a) The Company has provided the Investor with a correct and complete list of all employee compensation and benefit plans, agreements, commitments, practices or arrangements of any type (including, but not limited to, plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) offered, maintained or contributed to by the Company for the benefit of current or former employees or directors of the Company, or with respect to which the Company has or may have any liability, whether direct or indirect, actual or contingent (including, but not limited to, liabilities arising from affiliation under Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "Code"), or Section 4001 of ERISA) (collectively, the "Benefit Plans"). There are no material compensation or benefit plans, agreements, commitments, practices or arrangements of any type providing benefits to employees or directors of the Company, or with respect to which the Company may have any liability, other than the Benefit Plans.

      (b) With respect to each Benefit Plan, the Company has delivered to the Investor true and complete copies of: (i) any and all plan texts and agreements (including, but not limited to, trust agreements, insurance contracts and investment management agreements); (ii) any and all material employee communications since January 1, 1996 (including all summary plan descriptions and material modifications thereto); (iii) the two most recent annual reports, if applicable; (iv) the most recent annual and periodic accounting of plan assets, if applicable; (v) the most recent determination letter received from the Internal Revenue Service (the "Service"), if applicable; and (vi) in the case of any unfunded or self-insured plan or arrangement, a current estimate of accrued and anticipated liabilities thereunder.

      (c) With respect to each Benefit Plan: (i) if intended to qualify under Section 401(a) of the Code, such plan so qualifies, and its trust is exempt from taxation under Section 501(a) of the Code; (ii) such plan has been administered and enforced in accordance with its terms and all applicable laws, regulations and rulings in all material respects; (iii) no breach of fiduciary duty has occurred with respect to which the Company or any Benefit Plan may be liable or otherwise damaged in any material respect;
(iv) no material disputes nor any audits or investigations by any governmental authority are pending or threatened; (v) no "prohibited transaction" (within the meaning of either Section 4975(c) of the Code or Section 406 of ERISA) has occurred with respect to which the Company or any Benefit Plan may be liable or otherwise damaged in any material respect;
(vi) all contributions, premiums, and other payment obligations have been accrued on the financial statements of the Company in accordance with generally accepted accounting principles, and, to the extent due, have been made on a timely basis; (vii) all contributions or benefit payments made or required to be made under such plan meet the requirements for deductibility under the Code; (viii) the Company has expressly reserved in itself the right to amend, modify or terminate such plan, or any portion of it, at any time without liability to itself; (ix) no such plan requires the Company to continue to employ any employee or director; and (x) no Benefit Plan is, or has ever been, subject to Title IV of ERISA.

      (d) With respect to each Benefit Plan which provides welfare benefits of the type described in Section 3(1) of ERISA: (i) no such plan provides medical or death benefits with respect to current or former employees or directors of the Company beyond their termination of employment, other than coverage mandated by Sections 601-608 of ERISA and 4980B(f) of the Code,
(ii) no such plan is or is provided through a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA; and (iii) no such plan has reserves, assets, surpluses or prepaid premiums.

      (e) The consummation of the transactions contemplated by this Agreement will not (i) entitle any individual to severance pay, (ii) accelerate the time of payment or vesting under any Benefit Plan, or (iii) increase the amount of compensation or benefits due to any individual. No payment made or contemplated under any Benefit Plan constitutes an "excess parachute payment" within the meaning of Section 280G of the Code.

      Section 3.20. Affiliate Transactions. Except as set forth in the Disclosure Documents or in Section 3.20 of the Disclosure Schedule, (a) the Company is not a party to any contract or arrangement, or indebted, either directly or indirectly, to any of its officers, directors or stockholders, their relatives or Affiliates, and (b) none of such persons or entities is indebted to the Company or has any direct or indirect ownership interest in, or any contractual relationship with, any person or entity which is or was an Affiliate of the Company or with which the Company has a business relationship, or any person or entity which, directly or indirectly, competes with the Company.

      Section 3.21. Environmental Matters. The occupancy and use of the Company's properties and the conduct of the Company's operations and business are in compliance in all material respects with all applicable federal, state and local laws, ordinances, regulations, standards and requirements relating to pollution, environmental protection, hazardous substances and related matters. There is no material liability attaching to such premises or assets or the ownership or operation thereof as a result of any hazardous substance that may have been discharged on or released from such premises, or disposed of on-site or off-site, or any other circumstance occurring prior to the Closing Date or existing as of the Closing Date. For purposes of this Section 3.21, "hazardous substance" shall mean oil or any other substance which is included within the definition of a "hazardous substance", "pollutant", "toxic substance", "toxic waste", "hazardous waste", "contaminant" or other words of similar import in any federal, state or local environmental law, ordinance or regulation.

      Section 3.22. Absence of Undisclosed Liabilities. Except (i) as reflected in the Disclosure Documents, (ii) for obligations of future performance under the contracts entered into in the ordinary course of business, and (iii) as set forth in Section 3.22 of the Disclosure Schedule, as of the Closing Date the Company will have no material liabilities or obligations, whether absolute, accrued, contingent or otherwise and whether due or to become due, required by generally accepted accounting principles to be set forth on the consolidated balance sheet of the Company and its subsidiaries or in the notes thereto. For purposes of this Section 3.22, liabilities and obligations will be deemed "material" if they involve $100,000 or more.

      Section 3.23. Voting Provisions. Except as set forth in the Disclosure Documents, neither the Articles of Incorporation nor the By-Laws of the Company, nor any agreement to which the Company is a party or which relates to the Company, contains any provision requiring a higher voting requirement with respect to action taken by the Company's Board of Directors or other governing body, or the holders of its capital stock, than that which would apply in the absence of such provisions.

      Section 3.24.  Registration Rights.  Except as set forth in Section
3.24 of the Disclosure Schedule, the Company has not granted any Person the right to require the Company to register any securities of the Company under the 1933 Act, whether on a demand basis or in connection with the registration of securities of the Company for its own account or for the account of any other Person.


                                 ARTICLE IV
               REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

      Each Investor, severally and not jointly, represents and warrants to the Company that the statements contained in this Article IV are correct and complete as of the date hereof and will be correct and complete as of the Closing Date.

      Section 4.01. Organization and Authority. Such Investor is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate and other power and authority to conduct its business and own its properties as now conducted and as proposed to be conducted.

      Section 4.02. Authorization and Enforceability. Such Investor has taken all required partnership and other action necessary to authorize and permit it to execute and deliver this Agreement and the other documents, instruments and agreements contemplated hereby and to purchase the Shares as provided in Article II. This Agreement is, and each of the other documents, instruments and agreements of such Investor contemplated hereby will be, the valid and binding obligation of such Investor, enforceable in accordance with their respective terms.

      Section 4.03. No Conflicts. The execution, delivery and performance of this Agreement and the other documents, instruments and agreements contemplated hereby by such Investor will not result in any violation of, be in conflict with or constitute a default under, any law, statute, regulation, ordinance, contract, agreement, instrument, judgment, decree or order to which such Investor is a party or by which such Investor is bound.
 Such Investor is not a party to or bound by any contract, indenture, agreement, order, law, rule or regulation which restricts in any material respect its ability to perform its obligations under this Agreement.

      Section 4.04. Purchase for Investment. Such Investor is purchasing the Shares for investment and not with a view to the distribution thereof. Such Investor understands that (a) the Shares must be held indefinitely unless registered under the 1933 Act or an exemption from such registration is available; and (b) routine sales of the Shares made in reliance upon Rule 144 under the 1933 Act can be made only in accordance with the terms and conditions of such rule.

      Section 4.05. Receipt of Information. To the knowledge of such Investor, it has received all information that it has requested from the Company and believes that such information is sufficient to make an informed decision with respect to the purchase of the Shares.

      Section 4.06. Financial Resources; Knowledge and Experience. Such Investor possesses the financial resources to purchase the Shares to be purchased by it hereunder and to bear the risk of economic loss with respect to its purchase of the Shares, including the loss of its entire investment.
 Such Investor has such knowledge and experience in financial and business matters that it is able to evaluate the merits and make an informed investment decision with respect to its purchase of the Shares.

      Section 4.07. Brokers. Such Investor is under no obligation to pay to any person, other than Corporate Finance Dimensions, any broker's fee, finder's fee, or commission in connection with the transactions contemplated by this Agreement.

      Section 4.08. Legend. A legend substantially in the following form will be placed on certificates representing the Shares:

      THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR THE SECURITIES LAWS OF ANY STATE. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF EFFECTIVE REGISTRATION STATEMENTS COVERING SUCH SECURITIES UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

      Section 4.09. Investor Status. Such Investor is an "accredited investor" as such term is defined in Regulation D under the 1933 Act and a "financial and institutional investor" within the meaning of Section 10501(4) of the Revised Maine Securities Act. Neither such Investor nor any Person who controls such Investor within the meaning of applicable federal securities laws has been convicted of any felony or misdemeanor or is subject to any order, judgment, decree, suspension or expulsion described in Rule 262(b) under the 1933 Act.

      Section 4.10. Certain Contracts; SEC Filings. Except for this Agreement and the Stockholders Agreement, there is no contract, arrangement or understanding to which such Investor or any Person controlling such Investor is a party which pertains to the voting or disposition of capital stock of the Company or which otherwise pertains to the exercise of control over the affairs of the Company. Each document required to be filed by such Investor with the SEC in connection with the transactions contemplated by this Agreement (including without limitation Schedule 13D filings) when filed, will comply as to form with the applicable requirements of the 1934 Act and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.


                                  ARTICLE V
                          COVENANTS OF THE COMPANY

      The Company covenants and agrees that it shall duly perform and observe each and all of the covenants and agreements hereinafter set forth in this Article V:

      Section 5.01.  Conduct of the Business.

      (a)   The Company will, prior to the Closing:

            (i)    maintain its corporate existence;

            (ii) preserve its business organization intact, retain its permits, licenses and franchises, preserve the existing contracts and goodwill of its customers, suppliers, personnel and others having business relations with it;

            (iii)  conduct its business only in the ordinary course; and

            (iv) use its best efforts to operate in such a manner as to assure that the representations and warranties set forth in Article III in this Agreement will be true and correct as of the Closing Date.

      (b) Except with the Investors' prior written consent, the Company will not, prior to the Closing:

            (i) make any material change in its method of management or operations;

            (ii)   dispose of or acquire any material assets or properties;

            (iii) incur any indebtedness for borrowed money, make any loans or advances, assume, guarantee or endorse or otherwise become responsible for the obligation of any other person or entity, or subject any of its properties or assets to any lien, security interest or encumbrance, other than in the ordinary course of business;

            (iv) modify, amend, cancel or terminate any existing agreement material to its business, including the making of any prepayment on any existing obligation;

            (v) make any direct or indirect redemption, purchase or other acquisition of any securities of the Company;

            (vi) enter into any contract or agreement with respect to which the Company has any liability or obligation involving more than $100,000, contingent or otherwise, or which may otherwise have any continuing effect after the Closing, other than in the ordinary course of business, or which may place any material limitation on method of conducting or scope of its business; or

            (vii) take any action that would have a Material Adverse Effect on the value of the Company or its business.

      Section 5.02. Exclusivity. Prior to the Closing, the Company will not, and its officers, directors, representatives and affiliates and Paul E. Lukas will not, directly or indirectly, solicit or respond to any offers for the acquisition of all or any material portion of the assets or stock of the Company, including by merger or otherwise, or negotiate with respect to any unsolicited offer or indication of interest with respect to any such acquisition, except that the Company and its Board of Directors may negotiate with a third party in connection with an unsolicited Acquisition Proposal to the extent that the Board of Directors of the Company determines in good faith upon the advice of its counsel that such action is necessary to comply with its fiduciary duties to the Company under applicable law.

      Section 5.03. Access. Until the Closing Date, the Company will grant the Investor, their representatives, and the legal, accounting and other advisors to the Investors, during normal business hours, access to any properties, corporate records, books of account, contracts and other documents of the Company, and to any employees, advisors, consultants and other personnel of the Company, requested by any of them. No investigation or findings of the Investors shall affect the representations and warranties of the Company hereunder.

      Section 5.04. Efforts. The Company will use all commercially reasonable efforts to cause the conditions specified in Section 7.01 to be satisfied as soon as practicable.

      Section 5.05. Public Disclosure. The Company will not disclose any information regarding this Agreement or the transactions contemplated hereby prior to the Closing except (a) through a joint press release in a form mutually acceptable to the Company and the Investors following the execution of this Agreement, (b) as required by applicable law or court order (after notice to and discussion with the Investors), and (c) with the written consent of the Investors.

      Section 5.06. Cooperation with Filings. The Company and the Investor shall cooperate with one another (a) in connection with the preparation of the Company Filings, (b) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement, and (c) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company Filings and seeking timely to obtain any such actions, consents, approvals or waivers.

      Section 5.07. Meeting of Stockholders. The Company shall cause a meeting of its stockholders (the "Stockholder Meeting") to be duly called and held as soon as reasonably practicable following the date hereof, but in no event later than May 15, 1998, for the purpose of voting on, among other things, (a) an amendment to the Company's Articles of Incorporation to exempt the Company from the provisions of Section 910 of the Maine Statute,
(b) an increase in the number of authorized shares of Common Stock, (c) an increase in the number of shares of Common Stock authorized for issuance under the Company's stock option plan and (d) the grant of restricted stock or stock options to Brooks under the Employment Agreement (as defined in Section 7.01). In connection with the Stockholder Meeting, the Company will
(x) promptly prepare and file with the SEC, will use its best efforts to have cleared by the SEC and will thereafter mail to its stockholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, and (y) otherwise comply with all legal requirements applicable to such meeting.

      Section 5.08. Reports. The Company will furnish to the Investors prior to Closing, and for as long as the Investors hold in the aggregate at least 150,000 Shares (such number to be appropriately adjusted for stock splits, stock dividends, reverse splits and similar events affecting the Common Stock), the following reports:

      (a) Annual Reports. Within 90 days after the end of each fiscal year, a consolidated balance sheet of the Company and its subsidiaries as at the end of such fiscal year and the related consolidated statements of earnings, stockholders' equity and cash flows for such year, in each case setting forth in comparative form the corresponding figures for the next preceding fiscal year, all in reasonable detail and accompanied by the report on such consolidated financial statements by Coopers & Lybrand LLP, or such other independent certified public accountants of recognized national standing selected by the Company and reasonably satisfactory to the Investors;

      (b) Monthly Reports. Within 15 days after the end of each month, an unaudited consolidated balance sheet of the Company and its subsidiaries as at the end of such month and the related consolidated statements of earnings, stockholders' equity and cash flows for such month;

      (c) Annual Budgets. At least 60 days prior to the beginning of each fiscal year, a comprehensive consolidated budget of the Company and its subsidiaries setting forth projected revenues, expenses and cash flows of the Company and its subsidiaries for each month during such upcoming fiscal year;

      (d) Quarterly Budgets. At least 30 days prior to the beginning of each fiscal quarter, a comprehensive budget of the Company and its subsidiaries setting forth projected revenues, expenses and cash flows of the Company and its subsidiaries for each month during such upcoming fiscal quarter;

      (e) Audit Reports. Within five days after receipt thereof, copies of all reports (including, without limitation, audit reports and so called management letters) or written comments submitted to the Company or its subsidiaries by independent certified public accountants or other management consultants in connection with each annual, interim or special audit in respect of the financial statements or the accounts or the financial or accounting systems or controls of the Company and its subsidiaries made by any such accountants or other management consultants;

      (f) Securities Filings, Etc. Within five days after they become available, copies of (i) all press releases issued by the Company, and all notices, proxy statements, financial statements, reports and documents as the Company shall send or make available generally to its stockholders or to financial analysts, and (ii) all periodic and special reports, documents and registration statements (other than on Form S 8) which the Company furnishes or files with the SEC or with the American Stock Exchange; and

      (g) Other Information. Such other information relating to the Company as from time to time may reasonably be requested by the Investors.

      Section 5.09. Venture Capital Exception. If either Investor or any investor of an Investor is subject to the plan asset regulations under ERISA (Department of Labor Regulation 2510.3 101), until six months following such time as the Investors no longer hold shares of Common Stock, the Company shall use its best efforts so that the Investors shall be permitted to routinely consult from time to time with the Company's management with respect to the business and affairs of the Company and, if requested by the Investors, exercise other "management rights" as may be necessary to qualify the securities of the Company owned by the Investors as a "venture capital investment" within such regulations, it being agreed that all the rights of the Investor under this Agreement and all rights which the Investors may then have with respect to the management of any other companies in which the Investors hold investments shall be considered in determining whether the Investors are permitted to exercise "management rights" to the extent required under such regulations for venture capital investments.

      Section 5.10. Operating Company. The Company will not take any action that would cause it to cease to be an "operating company" within the meaning of Department of Labor Regulation 2510.3 101.

      Section 5.11.  Repurchase Obligation.

      (a) In the event the Company refuses to accept a bona fide Acquisition Proposal which would imply a valuation for the Common Stock in excess of $10.00 per share (such amount to be appropriately adjusted for stock splits, stock dividends, reverse splits and similar events affecting the Common Stock), the Company shall, upon the written request (the "Request") of the holders of a majority of the Common Stock held by the Investors and Brooks as a group, repurchase all shares of capital stock of the Company held by the Investors and Brooks at the price per share (the "Redemption Price") which the Investors and Brooks would have received had such Acquisition Proposal been accepted and consummated.

      (b) The closing of a repurchase of shares pursuant to Section 5.11(a) shall take place at the Company's principal offices on such date (the "Repurchase Date") and at such time as the Investors shall specify; provided, however, that such date shall not be less than sixty (60) days after the date the Request is received by the Company.

      (c) If the funds of the Company legally available for repurchase of shares pursuant to Section 5.11(a) are insufficient to repurchase all shares requested to be repurchased on the Repurchase Date, those funds which are legally available will be used to repurchase the maximum possible number of such shares, ratably based on the number of shares held by each holder of shares to be so repurchased. At any time thereafter when additional funds of the Company become legally available for the repurchase of shares, such funds will be used to repurchase the balance of the shares which the Company was theretofore obligated to repurchase, ratably on the basis set forth in the immediately preceding sentence. Interest shall accrue on the Redemption Price for any shares not repurchased on the Repurchase Date at 12% per annum, commencing on the Repurchase Date.

      (d) In the event the Company for whatever reason (including insufficient legally available funds) fails to repurchase any shares required hereunder to be repurchased on the Repurchase Date, the Investors shall, in accordance with the Stockholders Agreement, have the right to designate a majority of the members of the Company's Board of Directors.


                                 ARTICLE VI
                         COVENANTS OF THE INVESTORS

      Section 6.01. Efforts. The Investors will use all commercially reasonable efforts to cause the conditions specified in Section 7.02 to be satisfied as soon as practicable.

      Section 6.02. Public Disclosure. The Investors will not disclose any information regarding this Agreement or the transactions contemplated hereby prior to the Closing except (a) through a joint press release in a form mutually acceptable to the Company and the Investors following the execution of this Agreement, (b) as required by applicable law or court order (after notice to and discussion with the Company), and (c) with the written consent of the Company.

      Section 6.03. Cooperation with Filings. The Company and the Investors shall cooperate with one another (a) in connection with the preparation of the Company Filings, (b) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement, and (c) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company Filings and seeking timely to obtain any such actions, consents, approvals or waivers.


                                 ARTICLE VII
                          CONDITIONS TO THE CLOSING

      Section 7.01. Conditions to Obligations of the Investors. Unless waived in writing by the Investors, the obligation of the Investors hereunder to purchase the Shares is subject to the satisfaction at or prior to the Closing of the following conditions:

      (a) Representations and Warranties True. The representations and warranties contained in Article III shall be true and accurate in all material respects on and as of the Closing Date with the same effect as though made on and as of such date.

      (b) Performance of Covenants. The Company shall have performed and complied in all material respects with each and every covenant, agreement and condition required to be performed or complied with by it hereunder on or prior to the Closing Date.

      (c) Certificate. The Investors shall have received a certificate signed by the Company confirming the satisfaction by the Company of the conditions set forth in the preceding subsections of this Section 7.01.

      (d) Licenses, Consents, etc. Received. The Company shall have obtained and delivered to the Investors copies of all consents, licenses, approvals and permits of other parties required to be obtained to permit it to consummate the transactions contemplated hereby.

      (e) No Injunctions. The consummation of the transactions contemplated hereby shall not violate any order, decree or judgment of any court or governmental body having competent jurisdiction.

      (f) Issuance of the Shares. The Company shall have issued and delivered the Shares to the Investors.

      (g) Certificates; Documents. The Investors shall have received copies of each of the following, certified to their satisfaction by an authorized officer of the Company: (i) the Company's Articles of Incorporation, certified by the Secretary of State of Maine, (ii) a certificate of the Secretary of State of Maine as to the legal existence and good standing of the Company, (iii) the Company's Bylaws, (iv) resolutions of the Company's Board of Directors approving the transactions contemplated by this Agreement, and (v) the incumbency of officers and the genuineness of the signatures thereof. The Investors shall also have received such other certificates, documents and materials as they shall reasonably request.

      (h) Employment Agreement. The Company shall have entered into an employment agreement with Brooks in substantially the form of Exhibit 7.01(h) hereto (the "Employment Agreement").

      (i) Stockholder Approval. The stockholders of the Company shall have voted (i) to amend the Company's Articles of Incorporation to increase the authorized Common Stock to 8,000,000 shares, (ii) to provide that Section 910 of the Maine Statute shall not be applicable to the Company, (iii) to approve the 1998 Employee Stock Option Plan, and (iv) to approve the restricted stock arrangement with Brooks.

      (j) Stockholders Agreement. The Company, Alan Lukas, Paul E. Lukas, Karen E. Lukas, Alan Lukas, as custodian for Andrew B. Lukas, James H. Young II, Trustee, the Andrew B. Lukas Trust dated December 4, 1994, Lukas Brothers and Brooks shall have entered into a stockholders agreement in substantially the form of Exhibit 7.01(j) hereto (the "Stockholders Agreement").

      (k) Listing of Shares. The Shares shall have been approved for listing (if necessary) on the American Stock Exchange.

      (l) Opinion of Counsel to Company. The Investors shall have received an opinion of Verrill & Dana, LLP, counsel for the Company, dated as of the Closing Date, in form and substance satisfactory to the Investors.

      (m) Actions and Proceedings. All actions, proceedings, instruments and documents required to carry out the transactions contemplated hereby or incident hereto and all other legal matters required for such transactions shall be reasonably satisfactory to the Investors and their counsel.

      (n) Section 910 of the Maine Statute. The Company's Articles of Incorporation shall have been validly amended to provide that Section 910 of the Maine Statute shall not be applicable to the Company.

      (o) Amendment of Bylaws. The Company's Bylaws shall have been amended and restated so as to be in the form of 7.01(o) hereto.

      Section 7.02. Conditions to Obligations of the Company. Unless waived in writing by the Company, the obligation of the Company to issue and sell the Shares is subject to the satisfaction at or prior to the Closing of the following conditions:

      (a) Representations and Warranties True. The representations and warranties contained in Article IV shall be true and accurate in all material respects on and as of the Closing Date with the same effect as though made on and as of such date.

      (b) Covenants Performed. The Investors shall have performed and complied in all material respects with each and every covenant, agreement and condition required to be performed or complied with by them under this Agreement on or prior to the Closing Date.

      (c) Officer's Certificate. The Investors shall have delivered to the Company a certificate confirming the satisfaction by the Investors of the conditions set forth in the preceding subsections of this Section 7.02.

      (d) Licenses, Consents, Etc. Received. The Investors shall have delivered to the Company copies of all consents, licenses, approvals and permits of other parties required to be obtained to permit it to consummate the transactions contemplated hereby.

      (e) No Injunction. The consummation of the transactions contemplated hereby shall not violate any order, decree or judgment of any court or governmental body having competent jurisdiction.

      (f) Purchase Price. The Investors shall have paid the Purchase Price for the Purchased Shares.

      (g) Employment Agreement. Brooks shall have entered into the Employment Agreement.

      (h) Stockholders Agreement. The Investors shall have entered into the Stockholders Agreement.

      (i) Actions and Proceedings. All actions, proceedings, instruments and documents required to carry out the transactions contemplated hereby or incident hereto and all other legal matters required for such transactions shall be reasonably satisfactory to the Company and its counsel.


                                ARTICLE VIII
                           RIGHT OF FIRST REFUSAL

      Section 8.01. Offer. The Company will give the Investors at least 20 days prior written notice of any proposed sale or issuance by the Company of any shares of its capital stock or any other securities exercisable for or convertible into shares of its capital stock (the "Offered Securities"), except for (a) the grant of options to purchase shares of Common Stock, and the issuance of shares of Common Stock upon the exercise of such options, to employees of or consultants to the Company pursuant to stock option plans approved by the Company's Board of Directors, (b) the sale by the Company of shares of Common Stock in a public offering, and (c) the issuance of shares of capital stock upon conversion or exercise of any Offered Securities as to which the Investors were offered the opportunity to purchase their Proportionate Percentages under this Article VIII or as to which the Investors were not required to be offered such opportunity hereunder. Such notice will identify the number of shares or amount of Offered Securities to be issued, the approximate date of issuance, and the price and other terms and conditions of the issuance. Such notice will also include an offer (the "Offer") to sell to each Investor its Proportionate Percentage of such Offered Securities at the price and on the other terms as are proposed for such sale or issuance, which Offer by its terms shall remain open for a period of 15 days from the date of receipt of such notice and which offer may be accepted by the Investors in their sole discretion.

      Section 8.02. Acceptance and Closing. Each Investor shall give written notice to the Company of its intention to accept an Offer prior to the end of the 15-day period of such Offer, setting forth the portion of the Offered Securities which such Investor elects to purchase (the "Notice of Acceptance"). Upon the closing of the sale or issuance of such Offered Securities, such Investor shall purchase from the Company, and the Company shall sell to such Investor, the Offered Securities subscribed for by such Investor at the terms specified in the Offer, which shall be the same terms at which all other persons or entities acquire such securities in connection with such sale or issuance.

      Section 8.03. Sale to Others. To the extent the Investors do not subscribe for all of the Offered Securities, the Company shall have 120 days from the end of the foregoing 15-day period to sell all those Offered Securities not subscribed for the Investors to any other Persons, at a price and on terms and conditions which are no more favorable to such other Persons or less favorable to the Company than those set forth in the Offer.
 Any Offered Securities not purchased by the Investors or such other Persons in accordance with this Article VIII may not be sold or otherwise disposed of until they are again offered to the Investor under the procedures specified in this Article VIII.


                                 ARTICLE IX
                             REGISTRATION RIGHTS

      Section 9.01.  Demand Registration Rights.

      (a) If the holders of a majority of the Registrable Securities request the Company to file a registration statement under the 1933 Act for a firm commitment underwritten public offering of not less than 20% of the Registrable Securities (or any lesser percentage if the anticipated aggregate offering price of such offering, net of underwriting discounts and commissions, exceeds $2,000,000), the Company shall (i) within 10 days notify all holders of Registrable Securities of such request and (ii) use its best efforts to so register under the 1933 Act the Registrable Securities initially requested to be registered and the Registrable Securities of all other holders who request within 20 days after receiving the Company's notice that their Registrable Securities be included therein.
 The Company is obligated to effect a maximum of two such demand registrations requested by holders of Registrable Securities, none of which shall be within the same six-month period.

      (b) If the underwriter managing the offering determines that, because of marketing considerations, all of the Registrable Securities requested to be registered may not be included in the offering, the underwriter may reduce the number of Registrable Securities included therein. Such reduction shall be applied first to shares other than Registrable Securities. Any remaining reduction shall be applied pro rata among the holders of the Registrable Securities based upon the number of shares requested by each such holder to be included in the registration. If any such reduction results in the inclusion of less than 85% of the Registrable Securities requested to be included therein by the holders that initiated such registration, such registration shall not reduce the number of registrations available to such holders under this Section 9.01.

      (c)  If the Company includes in any registration required under this
Section 9.01 a number of shares other than Registrable Securities that exceeds the number of Registrable Securities to be included, then such registration shall be deemed to be a registration under Section 9.02 instead of this Section 9.01. In all other cases where the Company includes in such registration any shares other than Registrable Securities, such registration shall remain subject to this Section 9.01, provided, however, that in no event shall other shares be included in such registration if such inclusion would (i) prevent holders of Registrable Securities from registering all Registrable Securities requested by them or (ii) adversely affect the offering price of the Registrable Securities in such registration.

      (d) Notwithstanding anything to the contrary contained herein, the Company shall have the right to delay a registration requested pursuant to this Section 9.01 for up to sixty (60) days following the receipt of such request by the Company if the Board of Directors of the Company determines, after consultation with legal counsel, that such registration would require disclosure of a confidential event or condition and that such disclosure would not be in the best interests of the Company's stockholders; provided, however, that the Company shall have the right to delay registrations under this Section 9.01(d) for no more than an aggregate of ninety (90) days in any twelve-month period.

      Section 9.02.  Piggyback Registration Rights.

      (a) Whenever the Company proposes to register any Common Stock for its own or others' account under the 1933 Act, other than a registration relating to employee benefit plans or a registration solely relating to shares to be sold under Rule 145 under the Act, the Company shall give each holder of Registrable Securities prompt written notice of its intent to do so. Upon the written request of any such holder given within 20 days after receipt of such notice, the Company will use its best efforts to cause to be included in such registration all of the Registrable Securities which such holder requests.

      (b) If the Company is advised in writing in good faith by any managing underwriter of the securities being offered pursuant to any registration statement under this Section 9.02 that, because of marketing considerations, the number of shares to be sold by persons other than the Company is greater than the number of such shares which can be offered without adversely affecting the offering, the Company may reduce the number of shares offered for the accounts of such persons to a number deemed satisfactory by such managing underwriter. Such reduction shall be applied first to shares other than Registrable Securities. Any remaining reduction shall be applied pro rata among the holders of the Registrable Securities based upon the number of shares requested by each such holder to be included in the registration.

      Section 9.03. Selection of Underwriter. The underwriter of any offering under Section 9.01 shall be selected by holders of a majority of the Registrable Securities initiating such registration; provided, however, that such underwriter shall be reasonably acceptable to the Company. The underwriter of any offering requested under Section 9.02 and 9.03 shall be selected by the Company.

      Section 9.04. Registration Procedures. If and when the Company is required by the provisions of this Agreement to use its best efforts to effect the registration of any of the Registrable Securities under the Act, the Company shall:

      (a) as expeditiously as possible (and, in the case of a registration under Section 9.01, within 60 days of any request thereunder) file with the SEC a registration statement, in form and substance required by the Act, with respect to such Registrable Securities and use its best efforts to cause that registration statement to become effective;

      (b) as expeditiously as possible, prepare and file with the SEC any amendments and supplements to the registration statement and the prospectus included in the registration statement as may be necessary to keep the registration statement effective, in the case of a firm commitment underwritten public offering, until completion of the distribution of all securities described therein and, in the case of any other offering, until the earlier of the sale of all Registrable Securities covered thereby or 120 days after the effective date thereof;

      (c) as expeditiously as possible, furnish to each holder that requested that Registrable Securities be included in such registration, such reasonable numbers of copies of the prospectus, including a preliminary prospectus, in conformity with the requirements of the 1933 Act, and such other documents as such holder may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities owned by such holder;

      (d) as expeditiously as possible, use its best efforts to register or qualify the Registrable Securities covered by the registration statement under the securities or Blue Sky laws of such states as the holders thereof shall reasonably request, and do any and all other acts and things that may be necessary or desirable to enable the holders thereof to consummate the public sale or other disposition in such states of the Registrable Securities owned by the holders; provided, however, that the Company shall not be required in connection with this paragraph (d) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction;

      (e) in connection with each registration covering an underwritten public offering, the Company and each participating holder agrees to enter into a written agreement with the managing underwriter in such form and containing such provisions (including, if the underwriter so requests, customary contribution provisions on the part of the Company) as are customary in the securities business for such an arrangement between such underwriter and companies of the Company's size and investment stature, provided that the holders shall not be obligated to enter into any such underwriting agreement if the indemnification provisions thereof are more burdensome on such holder than those contained herein or if any standback requirement therein is for a period that exceeds the period required by this Agreement;

      (f) at the request of any participating holder, the Company will furnish to each underwriter, if any, and the participating holders, a legal opinion of its counsel and a letter from its independent certified public accountants, each in customary form and substance, at such time or times as such documents are customarily provided in the type of offering involved;

      (g) whenever the Company is registering any Common Stock under the 1933 Act and a holder of Registrable Securities is selling securities under such registration or determines that it may be a controlling person under the 1933 Act, the Company will keep such holder advised in writing of the initiation, progress and completion of such registration, will allow such holder and such holders's counsel to participate in the preparation of the registration statement and to have access to all relevant corporate records, documents and information, will include in the registration statement such information as such holder may reasonably request and will take all such other action as such holder may reasonably request;

      (h) each holder of Registrable Securities included in a registration shall furnish to the Company such information regarding such holder and the distribution proposed by such holder as the Company may reasonably request in writing and as shall be required in connection with the registration, qualification or compliance referred to in this Agreement;

      (i) as of the effective date of any registration statement relating thereto, cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed, and, if not so listed, to be listed on the New York Stock Exchange or the NASDAQ Stock Market National Market System; and

      (j) as of the effective date of any registration statement relating thereto, provide a transfer agent and registrar for all such Registrable Securities.

      Section 9.05. Payment of Expenses. The Company shall bear all expenses (excluding underwriting commissions) applicable to registrations, qualifications, underwriting and other matters pursuant to this Article IX, including the reasonable fees and expenses of counsel to the holders of the Registrable Securities; provided, however, that the Company shall not be required to pay for any expenses of any registration proceedings pursuant to
Section 9.01 if the registration request is subsequently withdrawn at any time at the request of the holders of a majority of the Registrable Securities, unless the holders of the majority of the Registrable Securities agree to forfeit their right to the demand registration pursuant to Section 9.01.

      Section 9.06. 1934 Act Registration Requirements. The Company shall at all times remain subject to the reporting requirements of either Section 13 or Section 15(d) of the 1934 Act. The Company shall file with the SEC in a timely manner such information as the Commission may require under either of said Sections, and shall take all action as may be required to be taken under the 1934 Act to permit sales of the Registrable Securities pursuant to Rule 144 (or any similar or successor exemptive rule hereafter in effect) and the use of Form S 3 for registration of the Registrable Securities.

      Section 9.07. Action Under State Laws. The Company shall register or qualify the securities covered by a registration statement which includes Registrable Securities under the securities or Blue Sky laws of such jurisdictions as each selling holder or managing underwriter of Registrable Securities shall reasonably request, and do any and all other acts and things which may be necessary or advisable to enable such holder to consummate the disposition of the securities in such jurisdiction, but in no event shall the provisions of this Article IX be deemed to require the Company to register or qualify as a foreign corporation or as a broker or dealer in any jurisdiction.

      Section 9.08. Indemnification Relating to Registration. The Company hereby agrees to indemnify each holder of the Registrable Securities, each partner of such holder, each officer and director of such holder, and each person, if any, who controls any such holder within the meaning of applicable federal or state securities laws against all claims, losses, damages, liabilities and expenses (collectively, "Claims") under the applicable federal or state securities laws, or common law or otherwise arising out of or relating to (a) any untrue statement or alleged untrue statement of a material fact contained in any registration statement, prospectus, offering circular or other document relating thereto (each as amended or supplemented) or any preliminary prospectus, except insofar as such Claims are caused solely by any untrue statement or omission contained in information furnished in writing to the Company by such holder expressly for use therein, (b) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein complete or not misleading, or (c) any violation by the Company of the 1933 Act or any other securities law, or any rule or regulation promulgated thereunder. If the offering pursuant to any registration statement provided for under this Article IX is made through underwriters, the Company agrees to indemnify such underwriters and each person who controls such underwriters within the meaning of the applicable federal or state securities laws to the same extent as hereinabove provided with respect to the indemnification of the holders of the Registrable Securities.

      In connection with any registration statement in which a holder of the Registrable Securities is participating, and as a condition to the obligation of the Company to cause any Registrable Securities of such holder to be included in a registration statement pursuant to this Article IX, such holder will furnish to the Company in writing such information as shall reasonably be requested by the Company for use in any such registration statement or prospectus and will indemnify the Company, its directors and officers, each person, if any, who controls the Company within the meaning of the applicable federal and state securities laws, the underwriters engaged in any offering covered by this Article IX and each person who controls such underwriters within the meaning of the applicable federal and state securities laws, against any Claims resulting from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission of a material fact required to be stated in the registration statement or prospectus and necessary to make the statements therein complete or not misleading, but only to the extent that such untrue statement or omission is contained in information so furnished in writing by such holder expressly for use therein.

      If the indemnification provided for above from an indemnifying party is unavailable to an indemnified party in respect of any Claims, then the indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such Claims in such proportion as is appropriate to reflect the relative faults of the indemnifying party and the indemnified party in connection with the actions or failure to act which resulted in such Claims, plus any other relevant equitable considerations. The relative faults of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether any action or failure to act, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made, or relates to information furnished by, the indemnifying party or the indemnified party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Claims shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in this paragraph.

      Section 9.09. Other Registration Rights. The Company will not grant any holder or prospective holder of any of shares of its capital stock or any other securities exercisable for or convertible into shares of its capital stock the right to require the Company to register, or include in any registration by the Company, any of its securities under the 1933 Act if such rights would (a) conflict or interfere in any way with the rights of the holders of Registrable Securities under this Article IX (including without limitation, allowing such holder or prospective holder to include any securities in any registration filed under Section 9.01 hereof unless such holder or prospective holder is entitled to include securities in any such registration only to the extent that the inclusion of its securities will not reduce the amount of the Registrable Securities which would otherwise be included), or (b) allow such holder or prospective holder to include such securities in any registration covered by Section 9.02, unless such holder is permitted to include such securities only after the holders of shares of Registrable Securities have included all shares of Registrable Securities requested by them to be included therein.


                                  ARTICLE X
                                 TERMINATION

      Section 10.01. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing:

      (a)  by mutual written consent of the Company and the Investors;

      (b) by the Company or the Investors, if the Closing shall not have occurred by May 15, 1998;

      (c) by the Company or the Investors, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach shall not have been cured within 10 days following receipt by the breaching party of written notice of such breach from the other party;

      (d) by the Company or the Investors, if, at the Stockholder Meeting (including any adjournment or postponement), the requisite vote of the Company's stockholders in favor of the matters set forth in Section 5.07 shall not have been obtained; or

      (e) by the Investors, if the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to the Investors its favorable recommendation for the approval by stockholders of the matters set forth in Section 5.07.

      Notwithstanding the foregoing, no party may terminate this Agreement at any time when such party is in breach or violation of this Agreement. Any party terminating this Agreement shall give immediate written notice thereof to the other parties.

      Section 10.02.  Effect of Termination.

      (a) Except as provided in Section 10.02(b), in the event of a termination of this Agreement pursuant to Section 10.01, this Agreement shall thereupon become void and there shall be no liability on the part of any party to any other party under this Agreement, except that the provisions of Sections 5.05, 5.06, 6.02, 6.03 and Articles XI and XII hereof shall continue in full force and effect, and except that nothing herein shall relieve any party from liability for any breach of this Agreement prior to such termination or to relieve the Company of its obligations under
Section 13.04 with regard to costs and expenses incurred prior to termination.

      (b)  If this Agreement is terminated by the Investors pursuant to
Section 10.01(c) or (e), the Company shall pay the Investors a termination fee of $300,000, such amount to be payable within three (3) business days after termination of this Agreement and to be allocated between the Investors in proportion to the number of Shares to be purchased by each as set forth on Schedule 1 hereto.


                                 ARTICLE XI
                               INDEMNIFICATION

      Section 11.01. Survival. The representations, warranties and covenants contained herein shall survive the Closing and any investigation made by the Investors or the Company for two years following the Closing Date. No claim for a breach of the representations, warranties and covenants contained herein shall be brought after the second anniversary of the Closing Date, except for (i) claims arising from the representations and warranties contained in Section 3.05, which shall survive indefinitely,
(ii) claims arising from the representations and warranties contained in Sections 3.11 which shall survive until the expiration of the applicable statute(s) of limitation (including any extensions thereof) and (iii) claims of which the indemnifying party under this Article XI has been notified with reasonable specificity by the indemnified party under this Article XI or before the second anniversary of the Closing Date.

      Section 11.02. Indemnification by the Company. Subject to Sections 11.01, the Company hereby indemnifies and holds the Investors harmless from and against (a) any and all claims, liabilities, obligations, costs, damages, losses and expenses of any nature, arising out of, resulting from or relating to any breach of the representations, warranties or covenants of the Company under this Agreement, and (b) all costs and expenses (including reasonable attorneys fees) incurred in connection therewith; provided, however, that the Company shall only be liable under this Section 11.02 if and to the extent that the amounts specified in clauses (a) and (b) in the aggregate exceed $50,000.

      Section 11.03. Indemnification by the Investors. Subject to Section 11.01, each Investor, severally and not jointly, hereby indemnifies and holds the Company harmless from and against (a) any and all claims, liabilities, obligations, costs, damages, losses and expenses of any nature, arising out of, resulting from or relating to any breach of the representations, warranties or covenants of such Investor under this Agreement, and (b) all costs and expenses (including reasonable attorneys fees) incurred in connection therewith; provided, however, that an Investor shall only be liable under this Section 11.03 if and to the extent that the amounts specified in clauses (a) and (b) for which one or both Investors are liable exceed $50,000 in the aggregate.

      Section 11.04.  Procedures for Indemnification of Third Party Claims.

      (a) A party or parties entitled to indemnification hereunder with respect to a third party claim will give the indemnifying party prompt written notice of any legal proceeding, claim or demand instituted by any third party (in each case, a "Third Party Claim") in respect of which the indemnified party is entitled to indemnification hereunder.

      (b) The indemnifying party shall have the right, by giving written notice to the indemnified party within 15 days after receipt of notice from the indemnified party and stating that it is responsible for such Third Party Claim, at its option and expense, to defend against, negotiate, settle or otherwise deal with any Third Party Claim with respect to which it is the indemnifying party and to have the indemnified party represented by counsel, reasonably satisfactory to the indemnified party, selected by the indemnifying party; provided, that the indemnified party may participate in any proceeding with counsel of its choice and at its expense; provided, further, that the indemnified party, at any time when it believes in good faith that any Third Party Claim with respect to which the indemnifying party is defending is having a Material Adverse Effect on the business of the Company, may assume the defense and settlement of such Third Party Claim in good faith and be fully indemnified therefor; and provided, further, that the indemnifying party may not enter into a settlement of any such Third Party Claim without the consent of the indemnified party unless such settlement requires no more than a monetary payment for which the indemnified party is fully indemnified or involves other matters not binding upon or affecting the indemnified party.


                                 ARTICLE XII
                             DISPUTE RESOLUTION

      In the event of any controversy or claim arising out of or relating to this Agreement (including its validity) or any act or omission of a party hereunder (a "dispute"), either party (by written notice to the others) may invoke the procedures of this Article. Promptly after such notice is given, senior management of the parties will meet to attempt to negotiate a settlement of all pending disputes. If for any reason the parties have not entered into a written settlement of the dispute(s) within thirty (30) days after the original notice, any party may within one year of the original notice give notice demanding arbitration. Thereafter all pending disputes shall be settled by arbitration before a panel of three arbitrators, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (or such other rules and procedures as the parties may hereafter consent to in writing). The arbitration shall occur in Boston, Massachusetts, or such other location as is mutually acceptable to the parties. Except as the parties may hereafter consent in writing, at least one of the arbitrators shall be licensed to practice law in Maine and experienced in Maine corporate law, at least one of the arbitrators shall be licensed to practice law in Massachusetts and experienced in Massachusetts contracts law, and the arbitrators shall be required to decide each claim in accordance with applicable law and to set forth briefly in writing the award, the rationale of the decision, and those facts considered by the arbitrators to be material to such decision. The arbitral award shall be deemed binding upon each party, and judgment on the award may be entered in any court having jurisdiction thereof. This Agreement to arbitrate shall be enforceable under the Uniform Arbitration Act. In any arbitration proceeding under this Article and in any action to compel arbitration under this Article or to enforce an arbitral award, the prevailing party shall be entitled to an award of its reasonable expenses, including attorneys' fees.


                                ARTICLE XIII
                                MISCELLANEOUS

      Section 13.01. Notices. All notices to a party hereunder shall be in writing and shall be deemed to have been adequately given if delivered in person, by facsimile transmission with receipt acknowledged or by delivery by a recognized courier for overnight delivery, or mailed, certified mail, return receipt requested, to such party at its address set forth on below (or such other address as it may from time to time designate in writing to the other parties hereto).

      If to the Company, to:      Intelligent Controls, Inc.
                                  74 Industrial Park Road
                                  P. O. Box 638
                                  Saco, ME 04072
                                  Attn:  President
                                  Fax:  (207) 286-1439

      With a copy to:             Verrill & Dana, LLP
                                  One Portland Square
                                  Portland, ME  04112-0556
                                  Attn: Gregory S. Fryer, Esquire
                                  Fax:  (207) 774-7499

      If to the Investors, to:    c/o Ampersand Ventures
                                  55 Williams Street, Suite 240
                                  Wellesley, MA  02181
                                  Attn:  Charles D. Yie
                                  Fax:  (781) 239-0824

      With a copy to:             Choate, Hall & Stewart
                                  Exchange Place
                                  Boston, Massachusetts  02109
                                  Attn: Robert V. Jahrling, Esquire
                                  Fax:  (617) 248-4000

      If to Brooks, to:           Roger E. Brooks
                                  16 Deerfield Road
                                  Sherborn, MA  01770

      Section 13.02. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns, provided that neither this Agreement nor any right hereunder may be assigned by any party without the written consent of the Investor and the Company.

      Section 13.03. Amendments and Waivers. This Agreement may be modified or amended only by a writing signed by the Company and the Investor. No waiver of any term or provision hereof shall be effective unless in writing signed by the party waiving such term or provision.

      Section 13.04. Expenses. All costs and expenses incurred by any party (including Brooks) in connection with this Agreement and the transactions contemplated hereby, including without limitation all legal fees, shall be borne by the Company, regardless of whether the transactions contemplated hereby are actually consummated; provided, however, that if this Agreement is terminated by the Company pursuant to Section 10.01(c), then the Company shall not be responsible for the costs and expenses incurred by the Investors in connection with this Agreement or the transactions contemplated hereby.

      Section 13.05. Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

      Section 13.06. Headings. The headings of Articles and Sections herein are inserted for convenience of reference only and shall be ignored in the construction or interpretation hereof.

      Section 13.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts, without regard to the choice of law provisions thereof.

      Section 13.08. No Waiver. No failure to exercise and no delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights provided are cumulative and not exclusive of any rights provided by law.

      Section 13.09. Integration. This writing, together with Exhibits and Disclosure Schedule hereto, embodies the entire agreement and understanding between the parties with respect to this transaction and supersedes all prior discussions, understandings and agreements concerning the matters covered hereby.

      Section 13.10. Limitation on Scope of Agreement. If any provision of this Agreement is unenforceable or illegal, such provision shall be enforced to the fullest extent permitted by law and the remainder of the Agreement shall remain in full force and effect.

      Section 13.11. Third-Party Beneficiaries. Nothing in this Agreement shall be construed as giving any person, firm, corporation or other entity, other than the parties hereto and their permitted successors and assigns, any right, remedy or claim under or in respect of this Agreement or any provision thereof.

      Section 13.12. Resolution of Knight Litigation. If in connection with the dispute which is currently the subject of litigation between the Company and John Knight the Company pays or becomes obligated to pay, pursuant to a final judgment or settlement, an amount (the "Knight Amount") in cash or other consideration in excess of $40,000, the Company shall immediately issue to the Investors an aggregate number of shares of Common Stock determined by dividing (i) the Knight Amount minus $40,000 by (ii)
3.25 (subject to appropriate adjustment for any stock splits, stock dividends, reverse splits and similar events affecting the Common Stock. Such shares of Common Stock shall be allocated between the Investors in proportion to the number of Shares purchased by each as set forth on
Schedule 1 hereto. The Knight Amount shall not include any amount paid by the Company to repurchase shares of Common Stock held by John Knight to the extent the purchase price does not exceed $3.25 per share (or, if greater, the then prevailing market price for the Common Stock).

             [The remainder of this page is intentionally blank]

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the date first above written.

                                       INTELLIGENT CONTROLS, INC.

                                       By: ____________________________

                                       Title: _________________________

                                       AMPERSAND SPECIALTY MATERIALS AND
                                       CHEMICALS III LIMITED PARTNERSHIP

                                       By: ASMC-III Management Company
                                           Limited Partnership

                                       By: ASMC-III MCLP LLP, its general
                                           partner


                                       By: ____________________________
                                           Charles D. Yie, General Partner

                                       AMPERSAND SPECIALTY MATERIALS
                                       AND CHEMICALS III COMPANION FUND
                                       LIMITED PARTNERSHIP

                                       By: ASMC-III Management Company
                                           Limited Partnership

                                       By: ASMC-III MCLP LLP, its general
                                           partner


                                       By: ____________________________
                                           Charles D. Yie, General Partner

                                       For purposes of Article IX only:

                                       ________________________________
                                       Roger E. Brooks


                                 Schedule 1
                                 ----------


        Name of Investor             Number of Shares    Purchase Price
        ----------------             ----------------    --------------

Ampersand Specialty Materials and       1,513,847        $4,920,002.75
Chemicals III Limited Partnership

Ampersand Specialty Materials and          24,615        $   79,998.75
Chemicals III Companion Limited
Partnership

                                        _________        _____________

Total                                   1,538,462        $5,000,001.50
                                        =========        =============


                       [Disclosure Schedule Omitted]